EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Chassis Receives $56.4 Million Order for Production of MRAPs

CHARLOTTE, Michigan, May 8, 2008 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), has been awarded a subcontract order from defense contractor BAE Systems worth approximately $56.4 million to support the production of advanced tactical vehicles under the Mine Resistant Ambush Protected, or MRAP, program.

The Mich.-based custom chassis manufacturer will supply and integrate key chassis components for BAE Systems' RG33 Category I and II vehicles under the terms of the subcontract. The vehicles are scheduled for completion in the third and fourth quarters of 2008.

"Spartan Chassis is proud to once again be partnering with BAE Systems as a major supplier of the MRAP program. We are committed to leveraging our expertise in the design, material logistics and assembly of these vehicles in order to meet the aggressive demand of the U.S. military," said Richard Schalter, president of Spartan Chassis.

After this order, Spartan Motors, Inc. reported its consolidated backlog as of Tuesday, May 6, 2008 totaled $345.5 million.  Details of the backlog as of March 31, 2008 and May 6, 2008 are as follows:

(Amounts in thousands)

	March 31,	May 6,
	2008	2008
Motorhome Chassis*	$17,465	$18,668
Fire Truck Chassis*	70,720	73,754
Other Product*	166,457	204,183
Total Chassis Backlog	254,642	296,605
EVTeam Product*	49,975	48,856
Total Backlog	$304,617	$345,461

*Anticipated time to fill backlog orders; two months or less for motorhome chassis and 4-10 months for fire truck chassis, other product and EVTeam product

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $681.9 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

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About BAE Systems:
BAE Systems is the premier global defense and aerospace company delivering a full range of products and services for air, land and naval forces, as well as advanced electronics, information technology solutions and customer support services. With 97,500 employees worldwide, BAE Systems' sales exceeded $31.4 billion in 2007.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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Contact:
Karen Hildebrant	Ryan McGrath, Jeff Lambert
Spartan Chassis, Inc.	Lambert, Edwards & Associates
(517) 543-6400 ext. 3111	(616) 233-0500